UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Nuveen Multi-Asset Income Fund

(Exact Name of Registrant as Specified in its Charter)

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Nuveen Multi-Asset Income Fund (NMAI) IMPORTANT REMINDER: PROTECT YOUR FUND AND YOUR INVESTMENT Vote for your Trustees on the white proxy card. Support your qualified Board of Trustees at the upcoming Annual Meeting on May 15, 2024, at 2:00 p.m. CT. The Board unanimously recommends that ALL shareholders vote on the WHITE proxy card FOR your four (4) Board Nominees. We need your vote more than ever. Saba Capital Master Fund, Ltd., a hedge fund managed by Saba Capital Management, L.P. (“Saba”), is seeking to replace one of your Trustees with an individual with no closed-end fund expertise or other U.S. mutual fund expertise. If successful, Saba’s hand-picked nominee may disrupt your Fund’s investment objective and imperil its ability to perform over time and deliver consistent income. We remain committed to protecting the best interests of all Fund shareholders. We need every shareholder to vote. Your Trustees Are Experienced, Qualified and Independent The best guardians of your Fund are your diverse group of elected Board Nominees, with deep expertise in closed-end funds. 17+ YEARS OF CLOSED-END FUND EXPERIENCE 130+ YEARS OF RELEVANT EXPERIENCE Your Trustees Work to Deliver Reliable Distributions and Narrow Discounts Your Fund has delivered attractive, consistent distributions through managed programs, giving you the stable income needed to secure your financial future. Distribution and fee-focused programs are aimed at meaningful discount narrowing. +33.3% 1-YEAR DISTRIBUTION ENHANCEMENT* *AS OF MARCH 31, 2024 DO NOT SIGN OR RETURN ANY CARD SENT TO YOU BY SABA, EVEN TO VOTE “AGAINST” OR TO “WITHHOLD” OR TO “ABSTAIN” WITH RESPECT TO THE DISSIDENT’S PROPOSALS. Only your latest dated proxy will be counted. Vote Online [LOGO] Using the website provided on your WHITE proxy card and following the simple instructions Vote by Phone [LOGO] By calling the toll-free number on your WHITE proxy card and following the simple instructions Vote by Mail [LOGO] By completing and returning your WHITE proxy card in the postage page envelope provided If you have any questions about the proposals or the voting instructions, please feel free to contact Georgeson LLC, the Fund’s proxy solicitor, at 866-357-4425.